                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                     SCHEDULE 13G
                                    (RULE 13d-102)

               INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                TO RULES 13d-1)b) AND (c) AND AMENDMENTS THERETO FILED
                                 PURSUANT TO 13d-2(b)

                                  (Amendment No. 2)*


                                Wells Fargo & Company
--------------------------------------------------------------------------------
                                   (Name of Issuer)


                                     Common Stock
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                     949740 10 4
                           --------------------------------
                                    (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                            (Continued on following pages)

-----------------------                                  ----------------------
CUSIP No. 949740 10 4                   13G                Page 2 of 33 Pages
-----------------------                                  ----------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Warren E. Buffet

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (A)  /X/
                                                                      (B)  / /
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION
       United States Citizen
--------------------------------------------------------------------------------
     NUMBER OF     5  SOLE VOTING POWER
      SHARES             -0-
   BENEFICIALLY
                   -------------------------------------------------------------
      OWNED        6  SHARED VOTING POWER
      EACH
    REPORTING            6,690,218
                   -------------------------------------------------------------
     PERSON        7  SOLE DISPOSITIVE POWER
      WITH               -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                         6,690,218
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,718,218
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       7.8%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON
       IN
--------------------------------------------------------------------------------

-----------------------                                  ----------------------
CUSIP No. 949740 10 4                   13G                Page 3 of 33 Pages
-----------------------                                  ----------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Berkshire Hathaway, Inc.

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (A)  /X/
                                                                      (B)  / /
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware Corporation
--------------------------------------------------------------------------------
     NUMBER OF     5  SOLE VOTING POWER
      SHARES          -0-
   BENEFICIALLY
                   -------------------------------------------------------------
    OWNED BY       6  SHARED VOTING POWER
      EACH
    REPORTING         6,690,218
                   -------------------------------------------------------------
     PERSON        7  SOLE DISPOSITIVE POWER
      WITH            -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      6,690,218
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,690,218
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       7.8%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON
       HC,CO
--------------------------------------------------------------------------------

-----------------------                                  ----------------------
CUSIP No. 949740 10 4                   13G                Page 4 of 33 Pages
-----------------------                                  ----------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       National Indemnity Company

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (A)  /X/
                                                                      (B)  / /
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION
       Nebraska Corporation
--------------------------------------------------------------------------------
     NUMBER OF     5  SOLE VOTING POWER
      SHARES          -0-
   BENEFICIALLY
                   -------------------------------------------------------------
     OWNED BY      6  SHARED VOTING POWER
      EACH
    REPORTING         4,936,056
                   -------------------------------------------------------------
     PERSON        7  SOLE DISPOSITIVE POWER
      WITH            -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      4,936,056
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,936,056
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       5.7%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON
       IC
--------------------------------------------------------------------------------

-----------------------                                  ----------------------
CUSIP No. 949740 10 4                   13G                Page 5 of 33 Pages
-----------------------                                  ----------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       National Indemnity Company of the South

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (A)  /X/
                                                                      (B)  / /
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION
       Florida Corporation
--------------------------------------------------------------------------------
     NUMBER OF     5  SOLE VOTING POWER
      SHARES          -0-
   BENEFICIALLY
                   -------------------------------------------------------------
    OWNED BY       6  SHARED VOTING POWER
      EACH
    REPORTING         23,000
                   -------------------------------------------------------------
   PERSON WITH     7  SOLE DISPOSITIVE POWER
                      -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      23,000
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       23,000
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       Less than 0.1%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON
       IC
--------------------------------------------------------------------------------

-----------------------                                  ----------------------
CUSIP No. 949740 10 4                   13G                Page 6 of 33 Pages
-----------------------                                  ----------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       National Fire and Marine Insurance Company

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (A)  /X/
                                                                      (B)  / /
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION
       Nebraska Corporation
--------------------------------------------------------------------------------
     NUMBER OF     5  SOLE VOTING POWER
      SHARES          -0-
   BENEFICIALLY
                   -------------------------------------------------------------
    OWNED BY       6  SHARED VOTING POWER
     EACH
   REPORTING          12,097
                   -------------------------------------------------------------
  PERSON WITH      7  SOLE DISPOSITIVE POWER
                      -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      12,097
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       12,097
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       Less than 0.1%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON
       IC
--------------------------------------------------------------------------------

-----------------------                                  ----------------------
CUSIP No. 949740 10 4                   13G                Page 7 of 33 Pages
-----------------------                                  ----------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Redwood Fire and Casualty Insurance Company

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (A)  /X/
                                                                      (B)  / /
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION
       Nebraska Corporation
--------------------------------------------------------------------------------
     NUMBER OF     5  SOLE VOTING POWER
      SHARES          -0-
   BENEFICIALLY
                   -------------------------------------------------------------
    OWNED BY       6  SHARED VOTING POWER
      EACH
   REPORTING          12,097
  PERSON WITH      -------------------------------------------------------------
                   7  SOLE DISPOSITIVE POWER
                      -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      12,097
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       12,097
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       Less than 0.1%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON
       IC
--------------------------------------------------------------------------------

-----------------------                                  ----------------------
CUSIP No. 949740 10 4                   13G                Page 8 of 33 Pages
-----------------------                                  ----------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Cypress Insurance Company

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (A)  /X/
                                                                      (B)  / /
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION
       California Corporation
--------------------------------------------------------------------------------
     NUMBER OF     5  SOLE VOTING POWER
      SHARES          -0-
   BENEFICIALLY
                   -------------------------------------------------------------
     OWNED BY      6  SHARED VOTING POWER
      EACH
    REPORTING         15,000
                   -------------------------------------------------------------
   PERSON WITH     7  SOLE DISPOSITIVE POWER
                      -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      15,000
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       15,000
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       Less than 0.1%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON
       IC
--------------------------------------------------------------------------------

-----------------------                                  ----------------------
CUSIP No. 949740 10 4                   13G                Page 9 of 33 Pages
-----------------------                                  ----------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Columbia Insurance Company

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (A)  /X/
                                                                      (B)  / /
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION
       Nebraska Corporation
--------------------------------------------------------------------------------
     NUMBER OF     5  SOLE VOTING POWER
      SHARES          -0-
   BENEFICIALLY
                   -------------------------------------------------------------
    OWNED BY       6  SHARED VOTING POWER
      EACH
    REPORTING         1,272,839
                   -------------------------------------------------------------
  PERSON WITH      7  SOLE DISPOSITIVE POWER
                      -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      1,272,839
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,272,839
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       1.5%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON
       IC
--------------------------------------------------------------------------------

-----------------------                                  ----------------------
CUSIP No. 949740 10 4                   13G                Page 10 of 33 Pages
-----------------------                                  ----------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       National Liability & Fire Insurance Company

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (A)  /X/
                                                                      (B)  / /
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION
       Illinois Corporation
--------------------------------------------------------------------------------
     NUMBER OF     5  SOLE VOTING POWER
      SHARES          -0-
   BENEFICIALLY
                   -------------------------------------------------------------
    OWNED BY       6  SHARED VOTING POWER
     EACH
   REPORTING          139,400
                   -------------------------------------------------------------
   PERSON WITH     7  SOLE DISPOSITIVE POWER
                      -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      139,400
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       139,400
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0.2%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON
       IC
--------------------------------------------------------------------------------

-----------------------                                  ----------------------
CUSIP No. 949740 10 4                   13G                Page 11 of 33 Pages
-----------------------                                  ----------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Blue Chip Stamps

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (A)  /X/
                                                                      (B)  / /
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware Corporation
--------------------------------------------------------------------------------
     NUMBER OF     5  SOLE VOTING POWER
      SHARES          -0-
   BENEFICIALLY
                   -------------------------------------------------------------
    OWNED BY       6  SHARED VOTING POWER
     EACH
   REPORTING          169,340
                   -------------------------------------------------------------
 PERSON WITH       7  SOLE DISPOSITIVE POWER
                      -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      169,340
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       169,340
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0.2%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON
       CO
--------------------------------------------------------------------------------

-----------------------                                  ----------------------
CUSIP No. 949740 10 4                   13G                Page 12 of 33 Pages
-----------------------                                  ----------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Wesco Financial Corporation

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (A)  /X/
                                                                      (B)  / /
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware Corporation
--------------------------------------------------------------------------------
     NUMBER OF     5  SOLE VOTING POWER
      SHARES          -0-
   BENEFICIALLY
                   -------------------------------------------------------------
     OWNED BY      6  SHARED VOTING POWER
       EACH
    REPORTING         169,340
                   -------------------------------------------------------------
   PERSON WITH     7  SOLE DISPOSITIVE POWER
                      -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      169,340
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       169,340
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0.2%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON
       CO
--------------------------------------------------------------------------------

-----------------------                                  ----------------------
CUSIP No. 949740 10 4                   13G                Page 13 of 33 Pages
-----------------------                                  ----------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Wesco Holdings Midwest, Inc.

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (A)  /X/
                                                                      (B)  / /
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION
       Nebraska Corporation
--------------------------------------------------------------------------------
     NUMBER OF     5  SOLE VOTING POWER
      SHARES          -0-
   BENEFICIALLY
                   -------------------------------------------------------------
    OWNED BY       6  SHARED VOTING POWER
      EACH
   REPORTING          169,340
                   -------------------------------------------------------------
  PERSON WITH      7  SOLE DISPOSITIVE POWER
                      -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      169,340
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       169,340
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0.2%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON
       CO
--------------------------------------------------------------------------------

-----------------------                                  ----------------------
CUSIP No. 949740 10 4                   13G                Page 14 of 33 Pages
-----------------------                                  ----------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Wesco-Financial Insurance Company

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (A)  /X/
                                                                      (B)  / /
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware Corporation
--------------------------------------------------------------------------------
     NUMBER OF     5  SOLE VOTING POWER
      SHARES          -0-
   BENEFICIALLY
                   -------------------------------------------------------------
    OWNED BY       6  SHARED VOTING POWER
     EACH
    REPORTING         129,340
                   -------------------------------------------------------------
  PERSON WITH      7  SOLE DISPOSITIVE POWER
                      -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      129,340
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       129,340
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0.2%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON
       IC
--------------------------------------------------------------------------------

-----------------------                                  ----------------------
CUSIP No. 949740 10 4                   13G                Page 15 of 33 Pages
-----------------------                                  ----------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Precision Steel Warehouse, Inc.

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (A)  /X/
                                                                      (B)  / /
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION
       Illinois Corporation
--------------------------------------------------------------------------------
     NUMBER OF     5  SOLE VOTING POWER
      SHARES          -0-
   BENEFICIALLY
                   -------------------------------------------------------------
    OWNED BY       6  SHARED VOTING POWER
     EACH
    REPORTING         40,000
                   -------------------------------------------------------------
  PERSON WITH      7  SOLE DISPOSITIVE POWER
                      -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      40,000
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       40,000
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       Less than 0.1%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON
       CO
--------------------------------------------------------------------------------

-----------------------                                  ----------------------
CUSIP No. 949740 10 4                   13G                Page 16 of 33 Pages
-----------------------                                  ----------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Nebraska Furniture Mart, Inc.

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (A)  /X/
                                                                      (B)  / /
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION
       Nebraska Corporation
--------------------------------------------------------------------------------
     NUMBER OF     5  SOLE VOTING POWER
      SHARES          -0-
   BENEFICIALLY
                   -------------------------------------------------------------
    OWNED BY       6  SHARED VOTING POWER
     EACH
   REPORTING          60,486
                   -------------------------------------------------------------
   PERSON WITH     7  SOLE DISPOSITIVE POWER
                      -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      60,486
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       60,486
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0.1%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON
       CO
--------------------------------------------------------------------------------

-----------------------                                  ----------------------
CUSIP No. 949740 10 4                   13G                Page 17 of 33 Pages
-----------------------                                  ----------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       The Fechheimer Bros. Company

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (A)  /X/
                                                                      (B)  / /
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION
       California Corporation
--------------------------------------------------------------------------------
     NUMBER OF     5  SOLE VOTING POWER
      SHARES          -0-
   BENEFICIALLY
                   -------------------------------------------------------------
     OWNED BY      6  SHARED VOTING POWER
      EACH
    REPORTING         85,000
                   -------------------------------------------------------------
  PERSON WITH      7  SOLE DISPOSITIVE POWER
                      -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      85,000
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       85,000
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0.1%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON
       CO
--------------------------------------------------------------------------------

ITEM 1(a). NAME OF ISSUER:

     Wells Fargo & Company

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     420 Montgomery Street
     San Francisco, California 94163

ITEM 2(a). NAME OF PERSONS FILING:
ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE:
ITEM 2(c). CITIZENSHIP:

     Warren E. Buffett
     1440 Kiewit Plaza
     Omaha, Nebraska 68131
     United States Citizen

     Berkshire Hathaway Inc.
     1440 Kiewit Plaza
     Omaha, Nebraska 68131
     Delaware Corporation

     National Indemnity Company
     3024 Harney Street
     Omaha, Nebraska 68131
     Nebraska Corporation

     National Indemnity Company of the South
     3024 Harney Street
     Omaha, Nebraska 68131
     Florida Corporation

     National Fire and Marine Insurance Company
     3024 Harney Street
     Omaha, Nebraska 68131
     Nebraska Corporation

     Redwood Fire and Casualty Insurance Company
     3024 Harney Street
     Omaha, Nebraska 68131
     Nebraska Corporation

     Cypress Insurance Company
     1017 South Fair Oaks Avenue, P.O. Box 7008
     Pasadena, California 91109
     California Corporation

     Columbia Insurance Company
     3024 Harney Street
     Omaha, Nebraska 68131
     Nebraska Corporation

     National Liability & Fire Insurance Company
     3024 Harney Street
     Omaha, Nebraska 68131
     Illinois Corporation

     Blue Chip Stamps
     5901 South Eastern Avenue
     Los Angeles, California 90040
     California Corporation

     Wesco Financial Corporation
     315 East Colorado Boulevard
     Pasadena, California 91109
     Delaware Corporation

     Wesco Holdings Midwest, Inc.
     1440 Kiewit Plaza
     Omaha, Nebraska 68131
     Nebraska Corporation

     Wesco-Financial Insurance Company
     3024 Harney Street
     Omaha, Nebraska 68131
     Nebraska Corporation

     Precision Steel Warehouse, Inc.
     3500 North Wolf Road
     Franklin Park, Illinois 60131
     Illinois Corporation

     Nebraska Furniture Mart, Inc.
     700 South 72nd Street
     Omaha, Nebraska 68114
     Nebraska Corporation

     The Fechheimer Bros. Company
     4545 Malsbary Road
     Cincinnati, Ohio 45252
     Delaware Corporation

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

     Common Stock

ITEM 2(e). CUSIP NUMBER:

     949740 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ]   Broker or Dealer registered under Section 15 of the Act:

     (b) [ ]   Bank as defined in Section 3(a)(6) of the Act:

     (c) [x]   Insurance Company as defined in Section 3(a)(19) of the Act:

          National Indemnity Company
          National Indemnity Company of the South
          Redwood Fire and Casualty Insurance Company
          Cypress Insurance Company
          Columbia Insurance Company
          National Liability and Fire Insurance Company
          Wesco-Financial Insurance Company

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940:

     (e) [ ] Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940:

     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund:

     (g) [x]   Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G):

          Berkshire Hathaway Inc.
          Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.

     (h) [x]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H):

          See Exhibit A

ITEM 4.   OWNERSHIP

     WARREN E. BUFFETT

     (a)  Amount Beneficially Owned:

          6,718,218

     (b)  Percent of Class:

            7.8%

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

                -0-

          (ii) shared power to vote or to direct the vote

              6,690,218

          (iii) sole power to dispose or direct the disposition of

                 -0-

          (iv) shared power to dispose or to direct the disposition of

              6,690,218

     BERKSHIRE HATHAWAY INC.

     (a)  Amount Beneficially Owned:

              6,690,218


     (b)  Percent of Class:

            7.8%

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote

             -0-

          (ii) shared power to vote or to direct the vote

             6,690,218

          (iii) sole power to dispose or direct the disposition of

              -0-

          (iv) shared power to dispose or to direct the disposition of

              6,690,218

     NATIONAL INDEMNITY COMPANY

     (a)  Amount Beneficially Owned:

              4,936,056

     (b)  Percent of Class:

             5.7%

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

             -0-

          (ii) shared power to vote or to direct the vote

              4,936,056

          (iii) sole power to dispose or direct the disposition of

              -0-

          (iv) shared power to dispose or to direct the disposition of

              4,936,056

     NATIONAL INDEMNITY COMPANY OF THE SOUTH

     (a)  Amount Beneficially Owned:

              23,000

     (b)  Percent of Class:

              Less than 0.1%

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote

                -0-

          (ii) shared power to vote or to direct the vote

               23,000

          (iii) sole power to dispose or direct the disposition of

                 -0-

          (iv) shared power to dispose or to direct the disposition of

               23,000

     NATIONAL FIRE AND MARINE INSURANCE COMPANY

     (a)  Amount Beneficially Owned:

             12,097

     (b)  Percent of Class:

             Less than 0.1%

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

              -0-

          (ii) shared power to vote or to direct the vote

              12,097

          (iii) sole power to dispose or direct the disposition of

              -0-

          (iv) shared power to dispose or to direct the disposition of

              12,097

     REDWOOD FIRE AND CASUALTY INSURANCE COMPANY

     (a)  Amount Beneficially Owned:

              12,097



     (b)  Percent of Class:

              Less than 0.1%

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

               -0-

          (ii) shared power to vote or to direct the vote

               12,097

          (iii) sole power to dispose or direct the disposition of

              -0-

          (iv) shared power to dispose or to direct the disposition of

               12,097

     CYPRESS INSURANCE COMPANY

     (a)  Amount Beneficially Owned:

              15,000

     (b)  Percent of Class:

              Less than 0.1%

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

               -0-

          (ii) shared power to vote or to direct the vote

               15,000

          (iii) sole power to dispose or direct the disposition of

               -0-

          (iv) shared power to dispose or to direct the disposition of

              15,000

     COLUMBIA INSURANCE COMPANY

     (a)  Amount Beneficially Owned:

              1,272,839

     (b)  Percent of Class:

              1.5%

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

              -0-

          (ii) shared power to vote or to direct the vote

              1,272,839

          (iii) sole power to dispose or direct the disposition of

               -0-

          (iv) shared power to dispose or to direct the disposition of

               1,272,839

     NATIONAL LIABILITY AND FIRE INSURANCE COMPANY

     (a)  Amount Beneficially Owned:

               139,400

     (b)  Percent of Class:

             0.2%

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

              -0-

          (ii) shared power to vote or to direct the vote

              139,400

          (iii) sole power to dispose or direct the disposition of

               -0-

          (iv) shared power to dispose or to direct the disposition of

              139,400

     BLUE CHIP STAMPS

     (a)  Amount Beneficially Owned:

              169,340

     (b)  Percent of Class:

              0.2%

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

               -0-

          (ii) shared power to vote or to direct the vote

               169,340

          (iii) sole power to dispose or direct the disposition of

               -0-

          (iv) shared power to dispose or to direct the disposition of

              169,340

     WESCO FINANCIAL CORPORATION

     (a)  Amount Beneficially Owned:

              169,340

     (b)  Percent of Class:

              0.2%

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

               -0-

          (ii) shared power to vote or to direct the vote

               169,340

          (iii) sole power to dispose or direct the disposition of

               -0-

          (iv) shared power to dispose or to direct the disposition of

              169,340

     WESCO HOLDINGS MIDWEST, INC.

     (a)  Amount Beneficially Owned:

              169,340

     (b)  Percent of Class:

              0.2%

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

               -0-

          (ii) shared power to vote or to direct the vote

               169,340

          (iii) sole power to dispose or direct the disposition of

               -0-

          (iv) shared power to dispose or to direct the disposition of

              169,340

     WESCO-FINANCIAL INSURANCE COMPANY

     (a)  Amount Beneficially Owned:

              129,340

     (b)  Percent of Class:

              0.2%

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

               -0-

          (ii) shared power to vote or to direct the vote

               129,340

          (iii) sole power to dispose or direct the disposition of

               -0-

          (iv) shared power to dispose or to direct the disposition of

              129,340

     PRECISION STEEL WAREHOUSE, INC.

     (a)  Amount Beneficially Owned:

              40,000

     (b)  Percent of Class:

              Less than 0.1%

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

               -0-

          (ii) shared power to vote or to direct the vote

               40,000



          (iii) sole power to dispose or direct the disposition of

               -0-

          (iv) shared power to dispose or to direct the disposition of

              40,000

     NEBRASKA FURNITURE MART, INC.

     (a)  Amount Beneficially Owned:

              60,486

     (b)  Percent of Class:

              0.1%

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

               -0-

          (ii) shared power to vote or to direct the vote

               60,486

          (iii) sole power to dispose or direct the disposition of

               -0-

          (iv) shared power to dispose or to direct the disposition of

                60,486

     THE FECHHEIMER BROS. COMPANY

     (a)  Amount Beneficially Owned:

              85,000

     (b)  Percent of Class:

              0.1%

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

               -0-

          (ii) shared power to vote or to direct the vote

               85,000

          (iii) sole power to dispose or direct the disposition of

               -0-

          (iv) shared power to dispose or to direct the disposition of

                85,000

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     See Exhibit A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     See Exhibit A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable

ITEM 10.  CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                      SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 13th day of February, 1998


/s/ Warren E. Buffett
-------------------------
Warren E. Buffett


BERKSHIRE HATHAWAY INC.            NATIONAL INDEMNITY COMPANY



By /s/ Warren E. Buffett           By /s/ Warren E. Buffett
  -----------------------            ----------------------------
  Warren E. Buffett                  Warren E. Buffett
  Chairman of the Board              Chairman of the Board

NATIONAL INDEMNITY COMPANY         COLUMBIA INSURANCE COMPANY
  OF THE SOUTH



By /s/ Warren E. Buffett           By /s/ Warren E. Buffett
  -----------------------            ----------------------------
  Warren E. Buffett                  Warren E. Buffett
  Chairman of the Board              Chairman of the Board

NATIONAL FIRE AND MARINE           REDWOOD FIRE AND CASUALTY
  INSURANCE COMPANY                  INSURANCE COMPANY

     CYPRESS INSURANCE COMPANY

By /s/ Warren E. Buffett           NATIONAL LIABILITY AND FIRE
  -----------------------
  Warren E. Buffett                  INSURANCE COMPANY
  Chairman of the Board
                                   BLUE CHIP STAMPS

                                   WESCO FINANCIAL COPRORATION

                                   WESCO HOLDINGS MIDWEST, INC.

                                   WESCO-FINANCIAL INSURANCE
                                     COMPANY

                                   PRECISION STEEL WAREHOUSE,
                                     INC.

                                   THE FECHHEIMER BROS. COMPANY

                                   NEBRASKA FURNITURE MART, INC.



                                   By /s/ Warren E. Buffett
                                     ----------------------------
                                     Warren E. Buffett
                                     Attorney-in-Fact

                                      EXHIBIT A


                   RELEVANT SUBSIDIARIES OF PARENT HOLDING COMPANY
                             MEMBERS OF THE FILING GROUP


     PARENT HOLDING COMPANY:

     Berkshire Hathaway Inc.

     Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.


     RELEVANT SUBSIDIARIES THAT ARE INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

     National Indemnity Company
     National Indemnity Company of the South
     National Fire and Marine Insurance Company
     Redwood Fire and Casualty Insurance Company
     Cypress Insurance Company
     Columbia Insurance Company
     National Liability and Fire Insurance Company
     Wesco-Financial Insurance Company


     SUBSIDIARIES DIRECLY OWNING WELLS FARGO COMMON STOCK
     THAT ARE NOT INSURANCE COMPANIES:

     Precision Steel Warehouse, Inc.
     Nebraska Furniture Mart, Inc.
     The Fechheimer Bros. Company